Exhibit 99.1

AgEagle Aerial Systems Announces Executive Leadership Changes

NEODESHA, Kan. – March 12, 2020 – (GLOBE NEWSWIRE) – AgEagle Aerial Systems Inc. (NYSE American: UAVS), an industry leading provider of advanced aerial imagery and data collection and analytics solutions, today announced that the Company’s current Chief Executive Officer Barrett Mooney will be replacing Company founder Bret Chilcott as Executive Chairman of the Board effective as of May 5, 2020. Chilcott, who also currently serves as President, will resign as Chairman and President, but remain as an employee of AgEagle and trusted advisor to AgEagle’s leadership team for a period of 12 months thereafter to help ensure a seamless leadership transition. After which, it is Chilcott’s intention to formally retire from AgEagle.

Mooney will continue to serve as Chief Executive Officer until the date he assumes the Chairmanship at which time he will resign as CEO. Mooney will remain as Chairman for a period of 12 months. To assist AgEagle in its search for a new CEO to replace Mooney, the Company has engaged the firm of Hobbs & Towne, Inc. (HTI). Founded in 1997, HTI has been dedicated to supporting and transforming the most innovative technology companies around the world. Partnering with venture capital, private equity and family office investors, as well as large, global companies, HTI has recruited across some of the most important and impactful technology categories, including but not limited to Aerospace, Agriculture, AI, Bio & Medical, Data Science, Energy, Food, IoT, Mobility, Robotics and Sustainability.

“In order to ensure that AgEagle realizes its full and compelling growth potential, it is essential that we have the right infrastructure and the right human resources in the roles where proven skillsets can be properly focused and optimized. We believe that these changes to our leadership line-up will best support our long-term growth and value-creation objectives. Though Bret will remain an important member of the AgEagle operational team until his retirement, I would like to use this opportunity to express our deepest appreciation and gratitude for his service as our Founder, President and Chairman of the Board, whereas he has helped AgEagle to establish a culture centered on innovation and excellence,” noted Mooney.

Continuing, Mooney added, “We also look forward to working in close collaboration with Hobbs & Towne to quickly find an accomplished executive capable of taking hold of AgEagle’s reins as CEO and propelling our Company to market dominance on an accelerated basis.”

Following the filing of AgEagle’s 2019 year-end results, the Company’s management team will host a public conference call and webcast on the morning of Tuesday, March 31, 2020 to discuss the financial results and key corporate developments, including the leadership changes. Details for accessing the conference call and webcast will be forthcoming within the next two weeks.

About AgEagle Aerial Systems, Inc.

Founded in 2010 and based in Neodesha, Kansas, AgEagle has earned distinction as one of the industry's leading pioneers of technologically advanced aerial imagery-based data collection and analytics solutions.  We are trusted to help the world's growers, consumer packaged goods companies and their supply chain partners, and urban green managers proactively assess and manage the health of commercial crops and green infrastructure, reduce the chemicals in produced foods and products and preserve and protect natural resources.  In addition, we are at the leading edge of providing state and territorial departments of agriculture, growers and processors with registration, oversight, compliance/enforcement, and reporting solutions relating to the United States' emerging hemp cultivation industry. For more information, please visit www.ageagle.com.

Contacts:

Gateway Investor Relations

Cody Slach

Sean Mansouri

Phone: 949-574-3860

Email: UAVS@gatewayIR.com